Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Immunomedics, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and schedule as of June 30, 2014 and for the year then ended and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

September 15, 2014